Exhibit 99.1

April 23, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
FIRST QUARTER RESULTS

ST. PAUL, April 23, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today results for the first quarter ended March 31, 2003. For the three-month period, revenues increased to $12,471,000, compared to $12,351,000 from the prior-year period. The Company recorded a net loss for the quarter of $203,000, or ($0.04) per diluted share, compared to net income of $485,000, or $0.10 per diluted share, for the comparable period last year.

“We continue to be negatively impacted by current economic conditions,” said Dick Braun, chief executive officer of MEDTOX. “Over 60% of our revenue is related to hiring and employment levels. First quarter operating results reflect the impact of negative job growth entering its third consecutive year. In our Laboratory Segment, sample volumes from pre-existing occupational health and corporate workplace drugs of abuse (DAU) clients declined by 13% from last year’s first quarter. Strong new account additions in laboratory DAU are mitigating the current lower testing volume from pre-existing clients. In the first quarter of 2003, new customers initiated sending 45,000 first time samples to our laboratory. Also, within our Laboratory Segment, Specialty Laboratory Services continue to achieve solid growth. Revenue increased to $3.8 million from $3.3 million in the first quarter of 2002, or an increase of 15.2%,” Braun said. “When the economy strengthens, we continue to anticipate built-in growth and operating leverage from existing and new workplace clients as they add employees, and from our gains in market share.”

Diagnostic Segment revenues were down slightly ($77,000) for the first quarter. The decline is attributable to lower sales of the VERDICT®-II product line. The Company’s government clients that purchase VERDICT®-II are experiencing significant budgetary constraints, which have consequently resulted in lower levels of purchasing. In the first quarter, VERDICT®-II sales were approximately $450,000 below the Company’s expectations. New sales activity in the government market has been strong in the first quarter, and should help improve VERDICT®-II sales. Sales of PROFILE®-II, PROFILE®-II A and PROFILE®-II ER continue to increase, and with higher unit prices and margins than VERDICT®-II, this should also reduce the negative impact of government sales as the year progresses.

1

The Company indicated in its year end conference call that it was taking measures to reduce expenses, including reducing staffing by 5%. Initiatives have been taken that will reduce staffing by 6% or 30 FTEs. The impact of these measures was negligible in the first quarter, but it is estimated they will reduce expenses by $750,000 from existing levels over the balance of the year, without negatively impacting operations or service levels.

“While current cyclical economic conditions continue to offer challenges, they also create opportunities. We are committed to add market share in laboratory DAU, grow our Specialty Laboratory Services, and continue to diversify in our Diagnostic Segment with new products and services that will mitigate the short term pressure of the government sales of VERDICT®-II,” said Braun.

MEDTOX will hold a teleconference to discuss first quarter 2003 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on April 23 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through April 30 at 800-642-1687 reservation code # 9828068. International callers may access the replay at 706-645-9291 with the same reservation code.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

2

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands except per share amounts) (Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
REVENUES:
Laboratory service revenues	$9,534	$9,337
Product sales	2,937	3,014

	12,471	12,351
COST OF REVENUES:
Cost of services	6,467	6,356
Cost of sales	1,264	1,089

	7,731	7,445

GROSS PROFIT	4,740	4,906

OPERATING EXPENSES:
Selling, general and administrative	4,261	3,778
Research and development	413	274

	4,674	4,052

INCOME (LOSS) FROM OPERATIONS	66	854

OTHER INCOME (EXPENSE):
Interest expense, net	(299)	(353)
Other expense, net	(94)	(16)

	(393)	(369)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(327)	485

INCOME TAX BENEFIT	124	--

NET INCOME (LOSS)	$(203)	$485

BASIC EARNINGS PER COMMON SHARE (1)	$(0.04)	$0.10

DILUTED EARNINGS PER COMMON SHARE (1)	$(0.04)	$0.10

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic (1)	4,912,736	4,784,006
Diluted (1)	4,912,736	5,040,518
(1) Share and per share amounts for the three months ended March 31, 2002 have been restated for the ten percent stock dividend paid on July 5, 2002. 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEET (Dollars in thousands) (Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$815	$439
Accounts receivable	9,719	9,398
Inventories	4,125	4,395
Other current assets	1,931	2,018

Total current assets	16,590	16,250

Building, equipment and improvements, net	14,704	14,769

Other assets	26,691	27,036

Total assets	$57,985	$58,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	13,945	14,164

Long-term obligations	9,210	9,007

Stockholders' equity	34,830	34,884

Total liabilities and stockholders' equity	$57,985	$58,055

5